                                                                  EXHIBIT 10.3

















                                 LOAN AGREEMENT

                                    BETWEEN

                              FULCRUM DIRECT, INC.

                                      AND

                       SUNWEST BANK OF ALBUQUERQUE, N.A.


                          DATED AS OF JANUARY 1, 1997

                               TABLE OF CONTENTS


                                   ARTICLE 1
                                  DEFINITIONS. . . . . . . . . . . . .    1
1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.2     Accounting Terms; Financial Statements . . . . . . . . . . . .   15

                                   ARTICLE 2
                                     CREDIT. . . . . . . . . . . . . .   16

2.1     Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
2.2     General Terms  . . . . . . . . . . . . . . . . . . . . . . . .   16
2.3     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
2.4     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . .   18

2.5     Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
2.6     Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                   ARTICLE 3
                               LETTERS OF CREDIT . . . . . . . . . . .   18
3.2     LC Term  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
3.3     LC Issuance  . . . . . . . . . . . . . . . . . . . . . . . . .   19
3.4     LC Reimbursement Agreement . . . . . . . . . . . . . . . . . .   20

                                   ARTICLE 4
                                      FEES . . . . . . . . . . . . . .   20

4.1     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                   ARTICLE 5
                                   COLLATERAL. . . . . . . . . . . . .   21

5.1     Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                   ARTICLE 6
                                 BORROWING BASE. . . . . . . . . . . .   22

6.1     Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . .   22

                                   ARTICLE 7
                                    GUARANTY . . . . . . . . . . . . .   22

                                   ARTICLE 8
                             CONDITIONS TO FUNDING . . . . . . . . . .   24

8.1     Representations and Warranties . . . . . . . . . . . . . . . .   24
8.2     Compliance with this Agreement . . . . . . . . . . . . . . . .   24






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                                   ARTICLE 9
                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER. . . .   24

9.1     Corporate Existence and Power  . . . . . . . . . . . . . . . .   24
9.2     Corporate Authorization; No Contravention  . . . . . . . . . .   25
9.3     Governmental Authorization; Third Party Consents . . . . . . .   25
9.5     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . .   26
9.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   26
9.7     Compliance with Laws . . . . . . . . . . . . . . . . . . . . .   27
9.8     No Default or Breach . . . . . . . . . . . . . . . . . . . . .   27
9.9     Title to Properties  . . . . . . . . . . . . . . . . . . . . .   27
9.10    Use of Real Property . . . . . . . . . . . . . . . . . . . . .   27
9.11    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.12    Financial Conditions . . . . . . . . . . . . . . . . . . . . .   29
9.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
9.14    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   30

        (a)      Agreement and Other Documents Are True  . . . . . . .   30
        (b)      No Material Adverse Effect  . . . . . . . . . . . . .   30
9.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . .   30
9.16    Investment Borrower/Government Regulations . . . . . . . . . .   32
9.17    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   32
9.18    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . .   32
9.19    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   33
9.20    Patents, Trademarks, Etc.  . . . . . . . . . . . . . . . . . .   33
9.21    Trade Relations  . . . . . . . . . . . . . . . . . . . . . . .   35
9.22    Material Contracts . . . . . . . . . . . . . . . . . . . . . .   36
9.23    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   36
9.24    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
9.25    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . .   37
9.26    Beneficial Owners  . . . . . . . . . . . . . . . . . . . . . .   37

                                   ARTICLE 10
                             AFFIRMATIVE COVENANTS . . . . . . . . . .   37

10.1    Financial Statements and Other Information . . . . . . . . . .   38
10.2    Certificates . . . . . . . . . . . . . . . . . . . . . . . . .   40
10.3    Preservation of Corporate Existence  . . . . . . . . . . . . .   40
10.4    Payment of Obligations . . . . . . . . . . . . . . . . . . . .   41
10.5    Compliance with Laws . . . . . . . . . . . . . . . . . . . . .   42
10.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
10.7    Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .   42
10.8    Payment of Note  . . . . . . . . . . . . . . . . . . . . . . .   43
10.9    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
10.10   Books and Records  . . . . . . . . . . . . . . . . . . . . . .   43
10.11   Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .   44
10.12   Partnership Agreement  . . . . . . . . . . . . . . . . . . . .   44




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                                   ARTICLE 11
                               NEGATIVE COVENANTS . . . . . . . . . . .  44
11.1    Consolidations, Mergers and Investments  . . . . . . . . . . .   44
11.2    Transactions with Affiliates . . . . . . . . . . . . . . . . .   45
11.3    No Inconsistent Agreements . . . . . . . . . . . . . . . . . .   47
11.4    Limitation on Indebtedness . . . . . . . . . . . . . . . . . .   47
11.5    Limitation on Liens  . . . . . . . . . . . . . . . . . . . . .   48
11.6    Dispositions of Assets . . . . . . . . . . . . . . . . . . . .   48
11.7    Financial Covenants  . . . . . . . . . . . . . . . . . . . . .   49
        (a)      EBITDA  . . . . . . . . . . . . . . . . . . . . . . .   49
        (b)      Cash Flow Coverage Ratio  . . . . . . . . . . . . . .   49
        (c)      Leverage Ratio  . . . . . . . . . . . . . . . . . . .   50
        (d)      Shareholders Equity . . . . . . . . . . . . . . . . .   51
11.8    Limitation on Business of the Borrower . . . . . . . . . . . .   51

                                   ARTICLE 12
                                    DEFAULT. . . . . . . . . . . . . .   51
12.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

                                   ARTICLE 13
                                 MISCELLANEOUS . . . . . . . . . . . .   55
13.1    Survival of Representations and Warranties . . . . . . . . . .   55
13.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
13.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . .   56
13.4    Amendment and Waiver . . . . . . . . . . . . . . . . . . . . .   56
13.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   57
13.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
13.7    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . .   57
13.8    JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . .   57
13.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . .   58
13.10            Rules of Construction . . . . . . . . . . . . . . . .   58
13.11            Entire Agreement  . . . . . . . . . . . . . . . . . .   58
13.12            Certain Expenses  . . . . . . . . . . . . . . . . . .   59
13.13            Publicity . . . . . . . . . . . . . . . . . . . . . .   59
13.14            Further Assurances  . . . . . . . . . . . . . . . . .   59
13.15            Commitment  . . . . . . . . . . . . . . . . . . . . .   60
13.16            Jury Trial Waiver . . . . . . . . . . . . . . . . . .   60
13.17            Agreement Governs . . . . . . . . . . . . . . . . . .   60






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                                 LOAN AGREEMENT

         This Loan Agreement is entered into as of January 1, 1997 by and between FULCRUM DIRECT, INC. (the "Borrower"), a Delaware corporation, and SUNWEST BANK OF ALBUQUERQUE, N.A., a national banking association (the "Bank").

                                    RECITALS

         A. Bank and Borrower entered into a Restated Loan Agreement dated as of December 28, 1995 which was amended from time to time and under which Bank provided Borrower a revolving line of credit.

         B. In October of 1996, Borrower entered into a Securities Purchase Agreement among Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity Partners, L.P. pursuant to which Fulcrum executed and delivered a Senior Subordinated Promissory Note (the "Subordinated Note"). The Subordinated Note is subordinate to the note described in the Restated Loan Agreement as amended.

         C. Borrower has requested Bank to increase its line of credit and to revise certain of the terms and conditions stated in the Restated Loan Agreement and replace it with this Agreement.

         D.      Bank has agreed to Borrower's request.

         It is therefore agreed as follows.

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "AGREEMENT" means this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "BUDOFF" means Scott A. Budoff.

         "BUDOFF EMPLOYMENT AGREEMENT" means the Employment Agreement between Borrower and Budoff dated October 21, 1996.

         "BORROWING BASE" shall have the meaning ascribed to it in Section 6.1 hereof.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New Mexico are authorized or required by law or executive order to close.

         "BYLAWS" means the Bylaws of the Borrower as in effect on the Closing Date.

         "CAPITAL EXPENDITURES" means the aggregate expenditures (whether or not financed) made by the Borrower and its Subsidiaries for fixed or capital assets or improvements (including, without limitation, capitalized intellectual and proprietary property), or for replacements, substitutions or additions thereto, that have an anticipated useful service life of at least one year or more at the time the asset is acquired by the Borrower or one of its Subsidiaries, and are used in the production, distribution and/or the sale of the goods or services or offered for sale by the Borrower or one of its Subsidiaries, all as determined in accordance with GAAP.

         "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are


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

required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied.

         "CASH" shall mean currency of the United States of America.

         "CASH FLOW COVERAGE RATIO" means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter, the ratio of (a) EBITDA for such fiscal quarter and the three preceding fiscal quarters (treated as a single accounting period) less Capital Expenditures for such period to (b) Cash Interest Expense.

         "CASH INTEREST EXPENSE" means, with respect to the Borrower and its Subsidiaries on a consolidated basis, Interest Expense less the sum of (a) pay-in-kind Interest Expense, (b) the amortization of debt discounts, if any,
(c) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (d) any other expense classified under GAAP as interest expense that is not paid or payable in Cash.

          "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereof.

         "COMMON STOCK" means the common stock, $.01 par value of the Borrower, or any other capital stock of the Borrower into which such stock is reclassified or reconstituted.





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         "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge or any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

         "CONTRACTUAL OBLIGATIONS" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.





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

         "DEFINED BENEFIT PLAN" means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

         "EBITDA" means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) Net Income for such period,
(b) Interest Expense for such period, (c) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income, (d) depreciation and amortization deducted form revenue in determining such Net Income.

         "ELIGIBLE SECURITIES" shall mean marketable securities acceptable to the Bank that (a) are pledged by the Borrower or pledged by related parties of the Borrower to Bank, and (b) are held in Bank's possession.

         "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean the gross amount of the Borrower's accounts receivable that conform to the following and at all times continue to be acceptable to Bank in the exercise of its reasonable business judgment and which is customary either in the commercial finance industry or in the lending practices of Bank inclusive of: i) customer credit card receivables from any national or international credit card company; ii) receivables (less reserves) for integrated advertising programs with the Borrower; iii) receivables for rentals of the Borrower's customer list; iv) receivables from any customer approved by Bank in advance, for wholesale purchases from the Borrower; v) receivables from the State of New Mexico Industrial Development Training Program; less, without duplication, the sum of a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing,





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

granted or outstanding), b) any receivable from any customer of Borrower not located in the United States, other than receivables x) secured by stand-by or commercial letters of credit (in form and substance reasonably satisfactory to Bank) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or y) from customers of Borrower not located in the United States to whom credit has been authorized by Bank; c) accounts that remain unpaid more than ninety (90) days from invoice date; d) contras; e) sales to any subsidiary or to any company affiliated with the Borrower in any way; f) bill and hold (deferred shipment) or consignments sales; g) sales to any customer which is i) insolvent, ii) the debtor in any bankruptcy, insolvency, arrangements, reorganization, receivership or similar proceedings under any federal or state law, iii) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or iv) financially unacceptable to Bank in the good faith exercise of its reasonable business judgment or has a credit rating unacceptable to Bank in the exercise of its reasonable business judgment; h) all sales to any customer if fifty percent (50%) or more of either
i) all outstanding invoices or ii) the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date;
i) any other reason deemed necessary by Bank in its reasonable business judgment and which is customary either in the commercial finance industry or in the lending practices of Bank; j) sales to the United States of America or to any agency, department or division thereof; and k) without duplication, an amount representing a





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

reserve calculated on a historical basis for returns, discounts, claims, credits and allowances.

         "ELIGIBLE INVENTORY" shall mean 1) Inventory (as defined below) and 2) raw materials and finished goods ordered by the Borrower with a Bank issued Letter of Credit, which at all times is acceptable to Bank in the exercise of its reasonable business judgment and which is customary either in the commercial finance industry or in the lending practices of Bank, less any: (a) work-in-process; (b) supplies (other than raw material); (c) Inventory not present in the United States of America (other than Inventory ordered by the Borrower under a Bank issued Letter of Credit Guaranty); (d) finished goods returned or rejected by the Borrower's customers other than finished goods that are undamaged and resalable in the normal course of business; (e) Inventory to be returned to the Borrower's suppliers; (f) Inventory in transit to third parties (other than the Borrower's agents or warehouses), provided that the Borrower has title to such in-transit Inventory, has possession of all delivery and warehouse receipts, and all insurance and shipping documentation relating thereto is reasonably satisfactory to Bank; (g) Overhead Capitalization (as defined below) in excess of thirteen percent (13%) of Inventory; and (h) any reserves required by Bank in its reasonable discretion, including for special order goods, market value declines and bill and hold (deferred shipment), consignment sales amounts due by the Borrower to freight forwarder(s) for any applicable customs, duties and taxes, and any royalty payments pursuant to any applicable licensing agreements.








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

         "ENVIRONMENTAL LAWS" means any Federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface, water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (Federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter and any analogous future Federal, or present or future state or local laws, statutes and regulations promulgated thereunder.










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

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any Person that is treated as a single employer with the Borrower or any of its Subsidiaries under Section 414(b),
(c), (m) or (o) of the Code.

         "EVENT OF DEFAULT" has the meaning assigned to such term in Section
12.1.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "FULCRUM BRANDS TRADEMARK LICENSE AGREEMENT" means the Trademark License and Option Agreement between the Borrower and Fulcrum Brands, L.P., dated April 1, 1994, as amended.

         "FULCRUM PROPERTIES LEASE" means the lease between Fulcrum Properties, L.P. and the Borrower, dated August 11, 1995, as amended.

         "FULCRUM RETAIL OPTION AGREEMENT" means the agreement between Fulcrum Retail, Inc. and WEP dated October 21, 1996.

         "GAAP" means generally accepted accounting principles in effect on the date hereof within the United States.

         "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.








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



         "HAZARDOUS MATERIALS" means those substances which are regulated by or form the basis of liability under any Environmental Laws.

         "INDEBTEDNESS" means as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non- recourse to the credit of that Person, and
(h) any Contingent Obligation of such Person.





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

         "INTEREST EXPENSE" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) all commissions paid to factors during such period, and (b) any other capitalized interest of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied.

         "INVENTORY" shall mean all of the Borrower's present and hereafter acquired inventory as defined in the UCC (including, without limitation, any and all clothing, apparel, accessories, merchandise and goods, and all additions, substitutions and replacement thereof, wherever located, together with all goods wherever located, and materials used or usable in manufacturing, processing, packaging or shipping same); in all states of production, from raw materials through work-in-process to finished goods, and all proceeds thereof of whatever sort, together with applicable freight and Overhead Capitalization and less a reserve for obsolescence of not less than one-half of one percent (.05%) of Inventory, as presented on the Borrower's Balance Sheet.

         "LEDERMAN" means Michael G. Lederman.

         "LEDERMAN EMPLOYMENT AGREEMENT" means the Employment Agreement between the Borrower and Lederman dated October 21, 1996.







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

         "LEVERAGE RATIO" means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter, the ratio of (a) the aggregate Indebtedness of the Borrower and its Subsidiaries as of the end of such fiscal quarter to (b) EBITDA for such fiscal quarter and the three immediately preceding fiscal quarters (treated as a single accounting period).

         "LIBOR" means London Interbank Offering Rate as published in the Wall Street Journal for the date of determination.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

         "LOAN DOCUMENTS" shall mean collectively this Agreement, the Note, the Guarantee, the Security Agreements and Financing Statement executed pursuant hereto.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the results of operations, business or financial condition of the Borrower,
(ii) the rights of the Bank pursuant to the Loan Documents, or (iii) the legality, validity or enforceability of, the Loan Documents.

         "NET INCOME" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP consistently applied, but excluding any extraordinary or nonrecurring charges, expenses, gains or losses and any insurance proceeds received by the Borrower or any of its Subsidiaries.

         "NOTE" means the note evidencing the Loan described in Section 2.1 hereof in the form attached hereto as EXHIBIT A.

         "OUTSTANDING BORROWINGS" means all Indebtedness of the Borrower and its Subsidiaries for money borrowed that is outstanding at the relevant time of determination.

         "OVERHEAD CAPITALIZATION" means overhead relating to the purchasing and production of Inventory (including, without limitation, expenses relating to designs, production, finishing, inventory management and quality control), as recorded on Borrower's Balance Sheet in accordance with GAAP.

         "PURCHASE AGREEMENT" means the Securities Purchase Agreement referred to in Recital B hereof.

         "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "REQUIREMENTS OF LAW" means as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "RESTRICTED PAYMENT" means (a) any dividend or other distribution on any share of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment by the Borrower or any Subsidiary on account of the direct or indirect purchase, redemption (other than pursuant to existing or future repurchase agreements with employees other than Lederman and Budoff), retirement or other acquisition of (i) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock), (ii) any shares of any Subsidiary's capital stock from any Person other than the Borrower, of (iii) any option, warrant or other right to acquire shares of the Borrower's or any Subsidiary's capital stock.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "SOLVENT" means, with respect to the Borrower and its Subsidiaries considered as a whole, based on the Pro Forma Balance Sheet, (i) the assets and the property of the Borrower and its Subsidiaries, considered as a whole, exceed the aggregate liabilities (including contingent and unliquidated liabilities) of the Borrower and its Subsidiaries, considered as a whole, (ii) after giving effect to the transactions contemplated by this Agreement, the Borrower and its Subsidiaries, considered as a whole, will not be left with unreasonably small capital, and (iii) after giving effect to the transactions contemplated by this Agreement, the Borrower and its Subsidiaries, considered as a whole, are able to both serve and pay their liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

         "SUBORDINATED NOTE" means the senior subordinated promissory note referred to in Recital B hereof.

         "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         1.2 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent certified public accountant regularly retained by the Borrower, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements of opinions of or are otherwise required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Borrower's financial condition and results of operations shall be the same after such changes as if such changes had not been made. In computing the financial covenants set forth in Section 11.7 hereof, the historical positive earnings from acquisitions (other than the acquisition of the Playclothes catalogue and other related assets from a subsidiary of the Disney Company as of December 31, 1996) that are not "Significant Acquisitions" (as defined in the Subordinated Note) shall be taken into account.

                                   ARTICLE 2

                                     CREDIT

         2.1 Credit. Bank shall provide Borrower a revolving line of credit (the "Loan") in the amount of Ten Million and No/100 Dollars ($10,000,000.00) which shall be evidenced by a promissory note (the "Note") in the form of EXHIBIT A attached hereto.

         2.2 General Terms. The Loan is a revolving line of credit under which Borrower shall be permitted to borrow, repay and reborrow for the term of the Note.

         2.3     Interest.

                 2.3.1 Interest shall accrue on the outstanding balance of the Loan at one of the following rates. A per annum rate equal to one-half percent (0.5%) over the corporate base rate as announced from time to time by Sunwest Bank of Albuquerque, N.A. or its successor (Interest Option 1); or a per annum rate equal to three and one-tenth percent (3.10%) over the one (1) month LIBOR rate as published in the Wall Street Journal on the last business day of each month (Interest Option 2); or a per annum rate equal to three and one-fifth percent (3.20%) over the three (3) month LIBOR rate as published in the Wall Street Journal on the last business day of each month (Interest Option
3). For Interest Option 1, the interest rate shall be adjusted coincident with any change in Bank's corporate base rate. For Interest Options 2 or 3, the interest rate shall be adjusted monthly on the first business day of each month.

                 2.3.2 Borrower shall elect, on or before January 1, 1997 the initial interest rate option it wishes to use.

                 2.3.3 Borrower may elect a different interest rate option by notifying Bank of its election fifteen (15) days prior to the end of each calendar quarter. Upon receipt of such notice, the Bank shall adjust the interest rate to the option elected by Borrower effective on the first day of the first quarter following such notice. Such interest rate option shall be in effect until such time as Borrower shall notify Bank in accordance with this Agreement of its election to again change the interest rate option.

         2.4 Repayment. Interest only shall be due and payable on the first day of each month beginning February 1, 1997 and continuing on the same day of each month thereafter until the Note is paid in full. The entire principal balance plus all accrued unpaid interest shall be due and payable in full May 31, 1998. Bank shall review Borrower's performance hereunder and its financial condition and business plans prior to May 31, 1997 and shall thereafter advise Borrower whether, and subject to what conditions, Bank shall extend the term of the Loan from May 31, 1998 to May 31, 1999 and/or increase the amount of the Loan to Fifteen Million and No/100 Dollars ($15,000,000.00). If Bank grants an extension of the maturity of the Loan to May 31, 1999, Bank shall not charge Borrower an extension fee or any type of facility fee for such extension; however, Borrower shall, at Bank's request, reimburse Bank for any costs associated with the extension, including, without limitation, legal fees for document preparation or review.

         2.5 Use. Proceeds from the Loan shall be used for working capital or for letters of credit ("LCs").

         2.6 Amount. At any given time the outstanding principal balance of the Loan plus all issued and outstanding LCs (including any unreimbursed amounts drawn under LCs) shall not exceed the Borrowing Base.

                                   ARTICLE 3

                               LETTERS OF CREDIT

         3.1 LC Sub-Line. The maximum amount of the Loan that may be used for letters of credit (commercial or standby) (the "LC Maximum") shall be $2,000,000.00.

Bank shall adjust the LC Maximum at Borrower's request at the beginning of any calendar quarter upon the following conditions:

                 3.1.1    the Loan is not in default; and


                 3.1.2 the LC Maximum when added to the outstanding principal balance of the Loan does not exceed the Borrowing Base (as hereinafter defined); and

                 3.1.3 Bank received Borrower's written request to adjust the LC Maximum at least fifteen (15) days before the end of the calendar quarter preceding the calendar quarter for which the adjustment is requested.

         3.2 LC Term. Bank shall issue standby or commercial letters of credit under the Loan for the account of Borrower (each an "LC") from time to time during the period commencing on the date of the Agreement and ending on May 31, 1998, unless extended by prior written agreement of the parties in an aggregate amount (including any amounts drawn against LCs) which shall not, in the aggregate, exceed the LC Maximum. No LC shall have an expiration date more than one year after its issue date; provided, however, an LC may have an expiration date which is more than one year after its issue date if by the terms of the LC, the LC may be canceled at the option of the issuer at the end of each anniversary of its issue date.

         3.3 LC Issuance. To request the issuance of an LC, Borrower shall complete page 1 of the standard Letter of Credit Agreement for Standby or Commercial Letter of Credit (copies of which are attached hereto as EXHIBITS B AND C, respectively), as appropriate, and shall sign such page 1 and deliver it to Bank. The issuance of the LC by Bank shall be evidence that Borrower has agreed to all the terms and conditions of this Agreement and the standard Letter of Credit Contract for Standby or Commercial Letters of Credit, as appropriate.

         3.4 LC Reimbursement Agreement. The obligation of Borrower to reimburse Bank for all draws on LCs shall be evidenced by the Note and Bank's standard Letter of Credit Contract for a Standby or a Commercial Letter of Credit. Borrower's obligation to reimburse Bank for all draws on existing and future LCs shall be governed by the terms of this Agreement, the Note and the standard Contract for a Standby or Commercial Letter of Credit, as appropriate, provided, however, if there is any conflict between the terms of the Note, any such standard Agreement and this Agreement, the terms of this Agreement shall control.

                                   ARTICLE 4

                                      FEES

         4.1 Fees. Borrower shall pay Bank the following fees: (a) facility fee of $75,000.00 coincident with the execution of this Agreement; (b) a standby LC fee equal to one and one-half percent (1.5%) per annum of the amount of a standby LC coincident with its issuance with a minimum fee of $100 for each standby LC issued; and (c) a commercial LC fee equal to one-half percent (.05%) per ninety days or any portion thereof of the amount of the commercial LC coincident with its issuance and a payment fee of 0.125% of the amount for each commercial LC issued with a maximum of $100.00. The LC fee shall be based on a 360 day year and as to standby LCs the actual number of days elapsed. Any other fees relating to the issuance of an LC shall be the usual charges according to Bank published schedules.

                                   ARTICLE 5

                                   COLLATERAL

         5.1 Collateral. Borrower's performance of this Agreement, the repayment of the Note and the obligation of Borrower to reimburse Bank for all draws on LCs shall be secured as follows: (a) a first and prior exclusive security interest in present and future accounts receivable, Inventory, trademarks, patents, customer lists and general intangibles of Borrower and the proceeds thereof, and in Eligible Securities (on an as needed basis, first in, first out) (collectively, "Collateral"). As used herein, the terms "accounts receivable" and "proceeds" shall have the same meanings as they do under GAAP.
(b) a junior lien, subject only to purchase money security interests or leases (where applicable), on all Borrower's present and future equipment, furniture, fixtures and proceeds thereof.

         All instruments evidencing the Bank's encumbrance of the Collateral shall be in form and substance satisfactory to Bank. Upon the last to occur of
(i) the termination of this Agreement, (ii) the expiration of Bank's obligations under all issued LCs or, (iii) at such time as Bank has been reimbursed for all advances made, Bank shall release its interest in all the Collateral. Upon termination of this Agreement, if the conditions described in
(ii) and (iii) have not been met, Bank shall retain Collateral with a market value equal to 133.33% of the amount of all issued LCs which have expiration dates after May 31, 1998 plus 133.33% of the amount of all draws on LCs which have not been reimbursed. Bank shall release its interest in Collateral in excess of said 133.33% and all other Collateral as such conditions are satisfied.

                                   ARTICLE 6

                                 BORROWING BASE

         6.1 Borrowing Base. At any given time, the outstanding LCs plus the principal balance of Loan shall not exceed the Borrowing Base which shall be the lesser of:

                 6.1.1    $10,000,000.00, or

                 6.1.2 The sum of eighty percent (80%) of the market value of Eligible Securities, plus sixty percent (60%) of Eligible Inventory, plus eighty percent (80%) of Eligible Accounts Receivable.

  (Such amounts specified in clauses (a) and (b), being the "Borrowing Base".) If at any time the Borrower is out of compliance with this Section 6.1, Borrower shall immediately reduce the outstanding principal balance of the Loan or provide Bank additional collateral acceptable to Bank to cause Borrower to be in compliance with this Section 6.1.

                                   ARTICLE 7

                                    GUARANTY

         7.1 The repayment of the Loan and the performance of this Agreement shall be guaranteed by the unlimited guaranty of Fulcrum Capital Partners, L.P. ("Guarantor"), which shall be in form and substance acceptable to Bank, which shall guarantees repayment of the Loan, reimbursement of draws against the LCs and performance of the provisions of this Loan Agreement.

         7.2     The Guarantor shall cause to be furnished to Bank:

                 7.2.1 Annually on or before one hundred twenty (120) days after Guarantor's fiscal year end, or, if Borrower is in default of this Agreement, more frequently upon request of Bank, an unaudited management balance sheet, income statement, and cash flow statement which shall be certified by Guarantor's general partner as being true and correct.

                 7.2.2 Within thirty (30) days after filing, copies of Guarantor's federal income tax returns, or, if such return(s) are not filed on or before their due date, a copy of the appropriate IRS extension form reflecting IRS approval of the request for extension, if required.

                 7.2.3 Guarantor shall keep accurate and complete records of its business operations and, Bank shall have the right, at Borrower's expense, without hindrance, during normal business hours and with 48 hours prior notice to orderly inspect, audit, review and make abstracts of the records at intervals determined by Bank.

                 7.2.4 Guarantor shall maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risk and contingencies and in such types and amounts as are acceptable to Bank.

                 7.2.5 Guarantor shall, upon the discovery of the existence of any event of default hereunder, immediately furnish Bank written notification thereof.

                 7.2.6 The Loan shall be secured by a pledge (first and prior) of stock of Borrower owned by Guarantor and all other assets of Guarantor.

         7.3 If no Event of Default has occurred and is continuing, upon consummation and receipt of proceeds of not less than $20,000,000.00 from an initial public offering of Borrower's equity, the Guaranty shall be released.

                                   ARTICLE 8

                             CONDITIONS TO FUNDING

         The obligation of Bank to make advances under the Loan shall be subject to the satisfaction as determined by, or waiver by Bank of the following conditions:

         8.1 Representations and Warranties. The representations and warranties of the Borrower contained in Article 9 hereof shall be true and correct at and as of the date hereof.

         8.2 Compliance with this Agreement. The Borrower shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Borrower.

                                   ARTICLE 9

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower hereby represents and warrants to the Bank, after giving effect to the transactions contemplated by this Agreement, as follows:

         9.1 Corporate Existence and Power. The Borrower: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is, duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a Material Adverse Effect; and
(d) has the corporate power and authority to execute, deliver and perform its obligations under each Loan Document to which it is or will be a party and to borrow hereunder.

         9.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and the consummation of the transactions contemplated hereby and thereby
(a) has been duly authorized by all necessary corporate, and if required, stockholder action; (b) does not contravene the terms of the Borrower's certificate of incorporation or bylaws, or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Borrower or any Requirement of Law applicable to the Borrower, except where such violation, conflict or result could not reasonably be expected to have a Material Adverse Effect.

         9.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by (including, without limitation, the payment of interest on the Note), or enforcement against, the Borrower of the Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to comply with such Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

         9.4 Binding Effect. Each of the Loan Documents to which it is a party has been duly executed and delivered by the Borrower, and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         9.5 No Legal Bar. Neither the execution, delivery and performance of the Loan Documents nor the performance of the terms of the Note will violate any Requirement of Law or any Contractual Obligation of the Borrower, except where such violation could not reasonably be expected to have a Material Adverse Effect. The Borrower has not previously entered into any agreement which is currently in effect or to which the Borrower is currently bound, granting any rights to any Person which are inconsistent with the rights to be gained by the Borrower in the Loan Documents.

         9.6 Litigation. Except as set forth on Schedule 9.6 of the Purchase Agreement, there are no legal actions, suits, proceedings, claims or disputes pending or, to the Borrower's knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Borrower. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Loan Documents.

         9.7 Compliance with Laws. The Borrower is in compliance with all Requirements of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         9.8 No Default or Breach. No event has occurred and is continuing or would result from the incurring of obligations by the Borrower under the Loan Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. The Borrower is not in default under or with any Contractual Obligation, except where such default could not reasonably be expected to have a Material Adverse Effect.

         9.9 Title to Properties. The Borrower does not own any real property.

         9.10 Use of Real Property. The leased real properties used in connection with the business of the Borrower, are used and operated in compliance and conformity with all applicable leases, contracts, commitments, licenses and permits, except to the extent that the failure so to conform could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. The Borrower has not received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Borrower; and there is no such violation, except where such violation could not reasonably be expected to have a Material Adverse Effect. All plants and other buildings that are covered by leases used in connection with the business of the Borrower substantially conform with all applicable ordinances, codes, regulations and requirements except where the failure to so conform could not reasonably be expected to have a Material Adverse Effect, and no law or regulation presently in effect or condition precludes or materially restricts continuation of the present use of such properties. The Borrower holds interests as lessees under leases in full force and effect in all real property used in connection with its business. The Fulcrum Properties Lease is in full force and effect and the Borrower enjoys peaceful and undisturbed possession thereunder. There is no default on the part of the Borrower or Fulcrum Properties L.P. or event or condition which with notice or lapse of terms, or both, would constitute a default on the part of the Borrower or Fulcrum Properties L.P. under such lease.

         9.11 Taxes. The Borrower and each of its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all tax returns which are required to be filed and have paid or caused to be paid all taxes required to be paid by them and all assessments received by them to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The Borrower and each of its Subsidiaries have paid or caused to be paid, or have established reserves that the Borrower reasonably believes to be adequate in all material respects, for all tax liabilities applicable to the Borrower and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

         9.12    Financial Conditions.

                 (a) The Borrower has delivered to Bank true and complete copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of operations and cash flows, together with the notes thereto, of the Borrower and its Subsidiaries for the years ended December 30, 1995 and December 31, 1994 (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of November 23, 1996 and the related consolidated statements of operations and cash flows, together with the notes thereto, of the Borrower and its Subsidiaries for the period ended November 23, 1996 (the "1996 Financial Statements"). The Audited Financial Statements and the 1996 Financial Statements fairly present, in all material respects, the financial position of the Borrower and the results of operations and cash flows of the Borrower as of the respective dates or for the respective periods set forth therein, except that the 1996 Financial Statements are subject to normal year-end audit adjustments. The Audited Financial Statements were prepared in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto. The 1996 Financial Statements were prepared by the Borrower consistent with past practice.

         9.13 ERISA. The execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code.

         9.14    Disclosure.

                 (a) Agreement and Other Documents Are True. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Bank by the Borrower at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                 (b) No Material Adverse Effect. There is no fact known to the Borrower, which the Borrower has not disclosed to the Bank in writing which would have a Material Adverse Effect.

         9.15    Environmental Matters.

                 (a) The property, assets and operations of the Borrower are and have been in compliance with all applicable Environmental Laws; there are no Hazardous Materials stored or otherwise located in, on or under any of the property or assets of the Borrower including the groundwater except in compliance with applicable Environmental Laws; and to the Borrower's knowledge, there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the property or assets of the Borrower which have not been remediated to the satisfaction of the appropriate Governmental Authorities.

                 (b) None of the property, assets or operations of the Borrower is the subject of any Federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

                 (c) The Borrower has not received any notice or claim, nor are there pending, threatened or reasonably anticipated, lawsuits or proceedings against any of them with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and the Borrower is not and has not been the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "National Priorities List" or "CERCLIS List", (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station, or other than for petroleum products storage facility.

                 (d) The Borrower does not have any present or contingent liability in connection with the presence either on or off the property or assets of the Borrower of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

         9.16 Investment Borrower/Government Regulations. The Borrower is not an "investment company" within the meaning of the Investment Borrower Act of 1940, as amended. The Borrower is not subject to regulation under the Public Utility Holding Borrower Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

         9.17 Subsidiaries. The Borrower has no Subsidiaries other than Equipment Bond Purchaser, Inc., a New Mexico corporation. Equipment Bond Purchaser, Inc. is wholly owned by the Borrower and has no operations and is only used by the Borrower as a passthrough entity in connection with the Borrower's industrial revenue bond financing. Except for shares of Equipment Bond Purchaser, Inc., the Borrower does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprises.

         9.18 Labor Relations. The Borrower has not committed and is not engaged in any unfair labor practice with respect to its employees. There is
(a) no unfair labor practice complaint pending or threatened against the Borrower before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Borrower, and (c) no union representation question existing with respect to the employees of the

Borrower and no union organizing activities are taking place. The Borrower is not a party to any collective bargaining agreement.

         9.19 Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement, other than as listed on SCHEDULE 5.23 to the Purchase Agreement (collectively, the "Plans"). All of the Plans are in substantial compliance with all applicable Requirements of Law. Except as set forth on SCHEDULE 5.23 to the Purchase Agreement, no "prohibited transaction", as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any of the Plans, and no civil or criminal action brought pursuant to Part 5 of Title I of ERISA is pending or, to the best of the Borrower's knowledge, is threatened against any fiduciary of any such Plan. Except as set forth on SCHEDULE 5.23 to the Purchase Agreement, no Plan: (i) is subject to Title IV of ERISA, or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code); or
(ii) provides for post-retirement welfare benefits or a "parachute payment" (within the meaning of Section 280G(b) of the Code).

         9.20 Patents, Trademarks, Etc. The Borrower owns or is licensed or otherwise has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises and other rights (collectively, the "Rights") being used to conduct its business as now operated (a complete list of licenses or other contracts relating to the Borrower's Rights and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such Rights, is attached hereto as SCHEDULE 5.24 to the Purchase Agreement). The Borrower's use of the registered trademark "After the Stork" in the United States does not infringe upon the Rights that are owned by others. The Borrower is the exclusive licensee of the trademarks "After the Stork", "Little Feet", "Sunskins" and "Discount Direct" under the Fulcrum Brands Trademark License Agreement, which agreement is in full force and effect. Fulcrum Brands L.P. is the owner of the trademarks "After the Stork", "Little Feet", "Sunskins" and "Discount Direct" in the United States. "After the Stork" is a valid and subsisting trademark in the United States and is registered with the U.S. Patent and Trademark Office under U.S. Registration No. 1,435,045, which registration is in full force and effect. "Little Feet", "Sunskins" and "Discount Direct" are valid and subsisting trademarks in the United States and applications for registration therefor with the U.S. Patent and Trademark Office are pending. To the Borrower's knowledge, no Right including, without limitation, the trademarks "Little Feet", "Sunskins" and "Discount Direct", or product, process, method, substance or other material presently sold by or employed by the Borrower, or which the Borrower contemplates selling or employing, infringes upon the Rights are owned by others. No litigation is pending and no claim has been made against the Borrower or, to the Borrower's knowledge, is threatened, contesting the right of the Borrower to sell or use any Right or product, process, method, substance or other material presently sold by or employed by the Borrower. The Borrower is not currently asserting any claim of infringement, misappropriation or misuse by any Person of any Rights owned by the

Borrower or to which is has exclusive use. No employee, officer or consultant of the Borrower has any proprietary, financial or other interest in any Rights owned or used by the Borrower in its business, except for the Fulcrum Brands Trademark License Agreement. Except as set forth on SCHEDULE 5.24 to the Purchase Agreement, to the Borrower's knowledge, the Borrower does not have any obligation to compensate any Person for the use of any Rights and the Borrower has not granted any license or other right to use any of the Rights of the Borrower, whether requiring the payment of royalties or not. The Borrower has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Rights, including trade secrets and other confidential information except where the failure to so protect and preserve could not reasonably be expected to have a Material Adverse Effect. To the Borrower's knowledge, all trade secrets and other confidential information of the Borrower are presently valued and predictable and are not part of the public domain or knowledge, nor have they been used, divulged or appropriated for the benefit of any Person other than the Borrower or otherwise to the detriment of the Borrower. To the Borrower's knowledge, no employee or consultant of the Borrower has used any trade secrets or other confidential information of any other person in the course of his work for the Borrower. To the Borrower's knowledge, no patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict the Borrower's ability to use any of the Rights.

         9.21 Trade Relations. The Borrower has no supplier, customer or group of customers, the loss of which would have a Material Adverse Effect. To the

Borrower's knowledge, all suppliers of other Borrower are readily replaceable by the Borrower.

         9.22 Material Contracts. The Borrower is not a party to any Contractual Obligation, and is not subject to any charge, corporate restriction, judgment, injunction, decree, or Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. SCHEDULE 5.28 to the Purchase Agreement lists all contracts, agreements and commitments of the Borrower as of the Closing Date, whether written or oral, other than (a) any other contracts, agreements and commitments of the Borrower that do not extend beyond one year and involve the receipt or contractual obligation of the Borrower to pay not more than $100,000. Each of the contracts, agreements and commitments of the Borrower set forth on Schedule 5.28 to the Purchase Agreement is in full force and effect.

         9.23 Insurance. SCHEDULE 5.29 to the Purchase Agreement accurately summarizes all of the insurance policies or programs of the Borrower in effect as of the date hereof, and indicates the insurance broker's name, amount of coverage, type of coverage, and also indicates any self-insurance program that is in effect. All such policies are in full force and effect, are underwritten by reputable insurers and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

         9.24    Solvency.  The Borrower is Solvent.

         9.25 Inventories. The inventory of the Borrower reflected on the latest balance sheet of the Borrower included in the 1996 Financial Statements, are carried at not in excess of the lower of cost or net realizable value, and do to include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Borrower as heretofore conducted, in each case net of reserves provided therefor on such balance sheet. No more than $90,000 of all inventory acquired by the Borrower since the latest balance sheet date included in the 1996 Financial Statements and prior to the Closing Date is obsolete or surplus inventory. As used herein, "obsolete inventory" is inventory which, at the balance sheet date or in the case of the preceding sentence, one day prior to the Closing Date, was not usable or saleable, because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause; and "surplus inventory" is inventory that, at the balance sheet date, exceeded known or anticipated requirements in the reasonable business judgment of the Seller.

         9.26 Beneficial Owners. Lederman and Budoff, directly or indirectly, are the beneficial owners of at least eighty-five percent (85%) of the partnership interests in each of Fulcrum Capital Partners L.P. and Fulcrum Capital L.P.

                                   ARTICLE 10

                             AFFIRMATIVE COVENANTS

         Until the payment by the Borrower of all principal of and interest on the Note and all other amounts due at the time of payment of such principal and interest to Bank under this Agreement, including, without limitation, all fees, expenses and amounts due, Borrower hereby covenants and agrees with the Bank as set forth below.

         10.1 Financial Statements and Other Information. The Borrower shall deliver to the Bank, in form satisfactory to the Bank:

                 (a) commencing with the fiscal year ending on December 31, 1996, as soon as available, but not later than one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and the related consolidated and consolidating statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Borrower and its Subsidiaries for such fiscal year and by the opinion of Arthur Anderson LLP (or any successor thereto) or another nationally recognized independent certified public accounting firm which report shall state without qualification that such consolidated and consolidating financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                 (b) not later than forty-five (45) days after the end of each month, the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Borrower as presenting fairly in all material respects the financial condition as of such date and results of operations and cash flows for the periods indicated on a consistent basis, subject to normal year-end audit adjustments and the absence of footnotes required by GAAP;

                 (c) the Borrower's flash closing report with respect to each month, as soon as available, but in any event not later than thirty (30) days after the end of each such month;

                 (d) annual budgets, including twelve month forecasts for balance sheet, income statement and cash flow statement, and such other financial and operating date of the Borrower and its Subsidiaries, as the Bank may reasonably request from time to time; and

                 (e) contemporaneously with each submission of a filing, a copy of any report, registration statement, proxy statement, financial statement, notice of other document, whether periodic or otherwise, submitted to the shareholders of the Borrower; or submitted to or filed by the Borrower with any governmental authority involving or affecting (i) any registration of the Borrower or its securities, or (ii) any of the transactions contemplated in this Agreement, including, without limitation, those submitted or filed pursuant to the Securities Act, as amended, the Securities Exchange Act of 1934, as amended, any state securities, blue sky or other applicable laws, the rules and regulations or any securities exchange or organization with or on which any of its securities are used or quoted, the National Labor Relations Act, as amended, or any other applicable laws respecting the rights of employees or unions.

         10.2    Certificates.  The Borrower shall deliver to the Bank:

                 (a) concurrently with the delivery of the financial statements referred to in Section 10.1, a certificate of the Borrower's Chief Financial Officer stating that to his or her knowledge no Event of Default shall have occurred during the period covered thereby, except as specified in such certificate; and

                 (b) concurrently with the delivery of the financial statements referred to in Section 10.1, a certificate of an officer of the Borrower including calculations set forth in reasonable detail showing the Borrower's compliance with the financial covenants contained herein.

                 (c) no later than thirty (30) days after each month end a Borrowing Base compliance certificate which shall include, without limitation, a disclosure of the monthly Overhead Capitalization, which shall be in form reasonably acceptable to Bank.

         10.3 Preservation of Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to:

                 (a) preserve and maintain in full force and effect its corporate existence, except as otherwise permitted in Section 11.1;

                 (b) conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

                 (c) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         10.4 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

                 (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

                 (b) all lawful claims which the Borrower, and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

                 (c) all payments of principal, interest and other amounts when due on Indebtedness.

         10.5 Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over them or their business or property (including all applicable Environmental Laws), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         10.6 Notices. Within five (5) days of obtaining knowledge of the Borrower of the events described below, the Borrower shall give written notice to the Bank:

                 (a) of the occurrence of any Event of Default or any event that, after notice of lapse of time or both, would become an Event of Default;

                 (b) of any (i) material default or event of default under any material Contractual Obligation of the Borrower or any of its Subsidiaries, or (ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority or third party; and

                 (c) any other matter that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

         Each notice pursuant to this Section 10.6 shall be accompanied by an officer's certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

         10.7 Inspection. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives of the Bank to visit and inspect any of their properties, to examine their corporate, financial and operating records and systems and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon advance notice of at least 48 hours. Notwithstanding the foregoing, the Bank agrees to use reasonable best efforts to (a) avoid disruption of the Borrower's business and
(b) maintain the confidentiality of any confidential information obtained by the Bank through such inspections, examinations and discussions.

         10.8 Payment of Note. The Borrower shall pay the principal of, interest on and other amounts due in respect of, the Note on the dates and in the manner provided in the Note.

         10.9 Insurance. The Borrower and each of its Subsidiaries shall maintain insurance with insurance companies or associations with a rating of "BBB" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use) in such amounts and covering such risks as are usually and customarily carried with respect to similar business according to their respective locations.

        10.10 Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the

Borrower and each of its Subsidiaries in accordance with GAAP consistently applied to the Borrower and its Subsidiaries taken as a whole.

        10.11 Bank Accounts. The Borrower shall maintain all its depository and demand bank accounts at Bank.

        10.12 Partnership Agreement. Guarantor shall provide Bank a copy of its partnership agreement and a filed copy of its certificate of limited partnership on or before March 31, 1997.

                                   ARTICLE 11

                               NEGATIVE COVENANTS

         Until the payment by the Borrower of all principal of and interest on the Note and all other amounts due to the Bank under this Agreement, the Borrower hereby covenants and agrees with the Bank as follows:

         11.1 Consolidations, Mergers and Investments. The Borrower shall not merge (other than with or into a wholly-owned Subsidiary), consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whenever acquired) or liquidate except for a merger, consolidation, disposition, sale or liquidation in which the Borrower or its shareholders, as the case may be, receives consideration equal to or more than $5.068 per share (in cash and/or securities). If the Borrower wishes to complete a merger, consolidation, disposition, sale or liquidation wherein the consideration to be received will be less than $5.068 per share, it shall notify the Bank of the proposed consideration and the other terms and conditions thereof. Within ten

(10) days of the receipt of such notice, the Bank shall either (i) consent to such transaction, in which event the Borrower will have the right to consummate such transaction within ninety (90) days of its receipt of such consent for the consideration and the other terms and conditions set forth in its notice or
(ii) object to such transaction, in which event the Borrower will have the right to consummate such transaction within one hundred eighty (180) days of its receipt of such objection for the consideration and the other terms and conditions set forth in its notice provided that simultaneous with the closing of such transaction, the Borrower repays the Loan in full. Except for the proposed joint venture with Yamon Associates, the Borrower shall not form or invest in a Subsidiary unless it is wholly-owned by the Borrower.

         11.2    Transactions with Affiliates.

                 (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) enter into any transaction or agreement with, or make any payment to, Lederman, Budoff or any of their respective Affiliates (other than pursuant to agreements existing on the date hereof or subsequently approved by the Bank including without limitation, the (aa) Advisory Agreement, dated April 1, 1994, as amended January 1, 1996, between the Borrower and Fulcrum Capital Partners, L.P., (bb) Fulcrum Retail Option Agreement, (cc) Fulcrum Brands Trademark License Agreement, (dd) Lederman Employment Agreement, and (ee) Budoff Employment Agreement, (ii) amend or terminate any existing agreement with Lederman, Budoff or any of their respective Affiliates, including, without limitation, the Fulcrum Brands Trademark License Agreement and the Fulcrum Properties Lease, (iii) purchase from or provide to Lederman, Budoff or any of their respective Affiliates any selling, general, management or administrative services (other than services having an aggregate fair market value not in excess of $125,000 in any single fiscal year), (iv) directly or indirectly make any sales to or purchases from Lederman, Budoff or any of their respective Affiliates (other than purchases made under the same terms offered to other employees of the Borrower), (v) amend either the Lederman Employment Agreement or Budoff Employment Agreement, or (iv) purchase any trademarks being licensed to the Borrower under the Fulcrum Brands Trademark License Agreement (other than a purchase of such trademarks by the Borrower contemporaneously with or immediately following an Initial Public Offering).

                 (b) Notwithstanding Section 11.2(a), the Borrower may continue to sell to Fulcrum Retail, Inc. in accordance with past practice, any inventory which is obsolete or not useable or saleable in the ordinary course of business of the Borrower and its Subsidiaries as heretofore conducted so long as (i) the Borrower's aggregate revenues from such sales do not exceed $5,000,000 in any single fiscal year, (ii) the Borrower sells such inventory on average at no less than 50% of the cost of such inventory (on net 60 day terms), and (iii) Fulcrum Retail, Inc. provides annual financial statements revised by Arthur Anderson, LLP (or any successor thereto), to the Bank within one hundred five (105) days after the end of each fiscal year and unaudited quarterly financial statements to the Bank within forty-five (45) days after the end of each fiscal quarter. The Borrower may pay the costs associated with preparation of Fulcrum Retail, Inc.'s financial statements.

         11.3 No Inconsistent Agreements. Neither the Borrower nor any of its Subsidiaries shall enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation of the Borrower, or any of its Subsidiaries, which by its terms restricts or prohibits the ability of the Borrower to pay the principal of or interest on the Note.

         11.4 Limitation on Indebtedness. The Borrower shall not, and shall not cause, suffer or permit any of its Subsidiaries to, directly or indirectly, collectively and in the aggregate, issue, assume or otherwise incur any Indebtedness, other than: (a) Indebtedness under the Subordinated Note; (b) the Loan; (c) Indebtedness to others not exceeding $5,000,000.00 which is subordinate to the Loan and does not cause a default under this Agreement; (d) non-current liabilities for post-employment healthcare and other insurance benefits; (e) trade payables and accrued expenses, in each case arising in the ordinary course of business; (f) Indebtedness secured by a Lien permitted under
Section 11.5; (g) refinancings, refundings or extensions of the foregoing; provided, that any such refinancings, refundings or extensions shall not (i) exceed the principal amount refinanced, refunded or extended, (ii) shorten the maturity (or weighted average life to maturity) of such Indebtedness, (iii) increase the interest rate applicable to such Indebtedness, (iv) facilitate the exercise or enforcement of any remedies of any obligee of such Indebtedness in respect of any default or event of default thereunder, or (v) result in any amendments or modifications of any of the subordination provisions applicable to such Indebtedness; and (h) Indebtedness existing at the time of acquisition on assets or a company acquired by the Borrower.

         11.5 Limitation on Liens. The Borrower shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than: (a) Liens securing the Loan, (b) Liens for taxes, statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen, in each case only to the extent the obligations thereto are not yet due or are being contested in good faith by appropriate proceedings diligently pursued;
(c) Liens to secure performance of tenders, bids, statutory obligations or government contracts, and similar Liens not securing Indebtedness and arising in the ordinary course of business; (d) Liens existing at the time of acquisition on assets or a company acquired by it; and (e) any Lien on equipment or real property securing Indebtedness (including Capital Lease Obligations) incurred or assumed for the sole purpose of financing all or part of the cost of acquiring such equipment or real property, provided that such Lien (i) attaches to such asset concurrently with or within ten (10) days after the acquisition thereof, (ii) the Indebtedness secured thereby does not encumber any other property of the Borrower or its Subsidiaries and (iii) does not exceed the purchase price of such asset.

         11.6 Dispositions of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of their assets or properties or any of the capital stock of any of its Subsidiaries, other than (a) assets or properties sold, leased or rented in the ordinary course of business consistent with past practice, (b) assets or properties, including obsolete assets (other than inventory), sales of which do not exceed in the aggregate $100,000 in any 12-month period, and (c) sales of inventory to Fulcrum Retail, Inc. in accordance with Section 11.2.(b).

         11.7    Financial Covenants.

                 (a) EBITDA. As of the end of each fiscal quarter specified below, the Borrower shall not permit EBITDA (for such fiscal quarter and the three immediately preceding fiscal quarters treated as a single accounting period) to be less than the corresponding amount set forth below:

                 Period                                     Amount
                 ------                                     ------
         Fiscal Year 1997
         ----------------
         First Quarter                                      $5,000,000
         Second Quarter                                     $7,000,000
         Third Quarter                                      $7,500,000
         Fourth Quarter                                     $8,000,000


         Fiscal Year 1998
         ----------------
         First Quarter                                      $8,500,000
         Second Quarter                                     $9,000,000
         Third Quarter                                      $9,000,000
         Fourth Quarter                                    $10,000,000

         Each Fiscal Quarter Thereafter                    $10,000,000
         ------------------------------

                 (b) Cash Flow Coverage Ratio. As of the end of each fiscal quarter specified below, the Borrower shall not permit the Cash Flow Coverage Ratio to be less than the corresponding ratio set forth below:

              Period                                 Ratio
              ------                                 -----
         Fiscal Year 1997
         ----------------
         First Quarter                             1.25 to 1.0
         Second Quarter                            1.75 to 1.0
         Third Quarter                             1.75 to 1.0
         Fourth Quarter                             2.0 to 1.0


         Fiscal Year 1998
         ----------------
         First Quarter                             2.25 to 1.0
         Second Quarter                            2.75 to 1.0
         Third Quarter                              3.0 to 1.0
         Fourth Quarter                             3.5 to 1.0

         Each Fiscal Quarter Thereafter             3.5 to 1.0
         ------------------------------

                 (c) Leverage Ratio. As of the end of each fiscal quarter specified below, the Borrower shall not permit the Leverage Ratio to be more than the corresponding ratio set forth below:

              Period                                 Ratio
              ------                                 -----
         Fiscal Year 1997
         ----------------
         First Quarter                             4.0 to 1.0
         Second Quarter                            3.0 to 1.0
         Third Quarter                             3.0 to 1.0
         Fourth Quarter                            2.5 to 1.0

         Fiscal Year 1998
         ----------------
         First Quarter                             2.25 to 1.0
         Second Quarter                             2.0 to 1.0
         Third Quarter                              2.0 to 1.0
         Fourth Quarter                             2.0 to 1.0

         Each Fiscal Quarter Thereafter             2.0 to 1.0
         ------------------------------

         (d) Shareholders Equity. Borrower shall not permit its shareholder's equity plus subordinated debt to be less than $17,250,000.00 as of the end of any reporting period.

         11.8 Limitation on Business of the Borrower. The Borrower shall not engage in any business other than the manufacturing and distribution of children's consumer products; provided, however, that the Borrower may engage in the manufacturing and distribution of adult consumer products to the extent that no more than twenty-five percent (25%) of the Borrower's revenues are derived from the sale of adult consumer products.

                                   ARTICLE 12

                                    DEFAULT

         12.1    Events of Default.  Each of the following shall be an Event of
Default:

                 12.1.1 Default in the payment of any installment of principal of, or any interest on, any note executed and delivered pursuant to the terms of this Agreement or any renewal or extension thereof which continues uncured for ten (10) days after oral or written notice thereof; or

                 12.1.2 Default in the due observance or performance in a material respect of any material affirmative covenant contained in any security agreement, mortgage or any other document executed and delivered pursuant to the terms of this Agreement, and such default shall continue unremedied for a period of thirty (30) days after oral or written notice thereof; or

                 12.1.3 Default in the due observance or performance in any material respect of any negative covenant contained in this Agreement, which shall continue unremedied for thirty (30) days after oral or written notice thereof; or

                 12.1.4 Any material warranty or representation made herein by Borrower or Guarantor to the Bank is untrue or misleading in any material respect as of the date such warranty or representation is made or any material certificate, statement, or writing furnished by Borrower or any of the Guarantors to the Bank is untrue in any material respect on the date as of which the fact set forth are stated or certified; or

                 12.1.5   Borrower discontinues its business; or

                 12.1.6 Borrower or Guarantor becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for, consents to or acquiesces in the appointment of a trustee or receiver for Borrower or Guarantor or any of its property; or, in the absence of such application, consent or acquiescence, proceedings for the appointment of a trustee or receiver for Borrower or Guarantor or for a substantial part of its property is authorized or instituted by or against Borrower or Guarantor; or any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against Borrower or Guarantor; or provided that if any bankruptcy, receivership, liquidation or similar proceedings are instituted otherwise than by Borrower or Guarantor, such an occurrence will not constitute an event of default if such proceedings are dismissed within sixty (60) days of their commencement; or

                 12.1.7 A final money judgment (after appeal, if any, has been decided adversely to Borrower or Guarantor, or after the time to appeal therefrom shall have expired) which has a Material Adverse Effect shall be entered against Borrower or any of the Guarantors and the same shall remain unsatisfied for more than sixty (60) days; or

                 12.1.8 The occurrence of a Change of Control. For the purposes hereof, "Change of Control" means (i) any transaction or series of transactions in which any Person (as such terms is defined in Section 13(d)(3) of the Exchange Act) or group, other than Michael G. Lederman and/or Scott A. Budoff, becomes the direct or indirect beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of more of the then outstanding Common Stock beneficially owned in the aggregate by Michael G. Lederman and Scott A. Budoff, (ii) any transaction or series of transactions in which Michael G. Lederman and Scott A. Budoff together cease to be the direct or indirect beneficial owners of at least 25% of the then outstanding Common Stock, (iii) the sale of all or substantially all of the Borrower's assets,
(iv) the liquidation of the Borrower, (v) the election of a majority of the members of the Board of Directors who were not placed in nomination for that office by the Board of Directors, or (vi) the combination of Borrower with another company, as a result of which the shareholders of Borrower hold less than 50.01% of the total of all voting shares outstanding or Borrower's directors constitute less than a majority of the Board of Directors of the combined entity; or

                 12.1.9 A draw is made under any LC which causes the outstanding balance of the Loan to exceed the Borrowing Base and Borrower fails to reduce the outstanding balance to comply with the Borrowing Base within thirty (30) days after oral or written notice thereof; or

                 12.1.10 If an event of default shall occur under the Subordinated Note or the holder of the Subordinated Note shall issue a Remedy Notice to Bank.

         12.2 Remedies. If any one or more Events of Default occurs and is continuing, the Bank may, at its option, declare all reimbursement obligations or other indebtedness incurred hereunder immediately due and payable and the Bank shall be under no other or further obligation to make further advances or to issue additional letters of credit under the terms of this Agreement. Upon such declaration, the Bank may then proceed to enforce payment or collection of said indebtedness and to exercise any or all of the rights and remedies afforded and provided for in this Agreement, in any of the Loan Documents, or available at law in equity, including, without limitation, the right to set off amounts owed by Borrower to Bank against amounts owed by Bank to Borrower, anything in said documents to the contrary notwithstanding, or the Bank may pursue any other remedy available to it, whether in law or in equity. If Bank elects to liquidate Collateral to satisfy the obligations of Borrower to Bank, Bank may liquidate the Collateral in any order it deems appropriate. Bank shall only liquidate so much Collateral as is sufficient to satisfy the obligations of Borrower to Bank and shall, subject to the provision of Section 5.1 hereof, release its interest in the remaining Collateral, if any. All of the above rights and remedies are cumulative, and no delay on the part of the Bank in exercising any right, power or privilege shall operate as a waiver of such rights, power or privilege, nor will the partial exercise thereof operate as a waiver of such right, power or privilege.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of the Note and this Agreement, but such representations and warranties shall terminate on the earlier to occur of (a) payment by the Borrower of all principal and interest on the Note and all other amounts due at the time of payment of such principal and interest to the Bank under this Agreement, including, without limitation, all fees and expenses or (b) the termination of this Agreement.

         13.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopies, courier service or personal delivery:



                 (a)      if to Sunwest Bank of Albuquerque, N.A.:


                          Sunwest Bank of Albuquerque, N.A.
                          303 Roma N.W.
                          P.O. Box 25500
                          Albuquerque, New Mexico 87125-0500
                          Attention:  Paul Sowards
                          Facsimile No.: (505) 282-4441

                 (b)      if to the Borrower:

                          Fulcrum Direct, Inc.
                          4321 Fulcrum Way
                          Rio Rancho, New Mexico 87124
                          Attention:  Scott A. Budoff
                          Facsimile No.: (505) 867-7100

                          with a copy to:

                          Kirkland & Ellis
                          153 East 53rd Street, 39th Floor
                          New York, New York 10022
                          Attention:  Frederick Tanne, Esq.
                          Facsimile No. (212) 446-4900


         All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         13.3 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

         13.4    Amendment and Waiver.

                 (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                 (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and of the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         13.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         13.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

         13.8 JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, OR ANY OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW MEXICO OR OF THE UNITED STATES OF

AMERICA FOR THE DISTRICT OF NEW MEXICO AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM, EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.2, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.

         13.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every the respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         13.10 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         13.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Loan Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Loan Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         13.12 Certain Expenses. The Borrower will pay all reasonable expenses of the Bank (including reasonable fees, charges and disbursements of outside counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement, the Note, or consent to any departure by the Borrower from the terms of any provision of this Agreement or the Note.

         13.13 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         13.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.

         13.15 Commitment. Borrower acknowledges that a contract, promise or commitment to loan money or to grant, extend or renew credit or any modification thereof, in an amount greater than Twenty-Five Thousand Dollars ($25,000), not primarily for personal, family or household purposes, made by a financial institution shall not be enforceable unless in writing and signed by the party to be charged or that party's authorized representative.

         13.16 Jury Trial Waiver. BORROWER AND BANK HEREBY WAIVE THE RIGHT TO A JURY TRIAL ON ANY ISSUE ARISING OUT OF OR RELATING, DIRECTLY OR INDIRECTLY, TO THIS AGREEMENT, THE NOTE, THE GUARANTY, OR ANY DOCUMENT EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT.

         13.17 Agreement Governs. This Agreement is being executed together with the Loan Documents referred to herein. In the event that the terms of this Agreement are inconsistent with the terms of any Loan Documents, the terms of this Agreement shall control and govern, and all other such documents shall not, in any material respect, change, alter, or enlarge the rights and obligations of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

DATED: December 27, 1996





                                        FULCRUM DIRECT, INC.





                                        By: /s/ Scott Budoff
                                            -----------------------------------
                                        Name:  Scott Budoff
                                        Title: President & COO





                                        SUNWEST BANK OF ALBUQUERQUE, N.A.





                                        By: /s/ Paul Sowards
                                            -----------------------------------
                                        Paul Sowards, Executive Vice President